Exhibit 10.4

EXECUTIVE SERVICES AGREEMENT

Between:

RIOPEL MARINE INC.

And:

ALEXANDRE MONGEON

Riopel Marine Inc.

730 Boulevard du Curé-Boivin, Boisbriand, Quebec, Canada, J7G 2A7

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EXECUTIVE SERVICES AGREEMENT

THIS EXECUTIVE SERVICES AGREEMENT is made and dated as fully executed on this 7th day of April, 2020, with an Effective Date of April 1, 2020 as set forth below.

BETWEEN:

RIOPEL MARINE INC., a corporation incorporated pursuant to the laws of the Province of Quebec, and having an address for delivery and notice located at 730 Boulevard du Curé-Boivin, Boisbriand, Quebec, Canada, J7G 2A7

(the “Company”);

OF THE FIRST PART

AND:

ALEXANDRE MONGEON, businessperson, having an address for notice and delivery located at 129 Avenue Bellevue, Laval Quebec, Canada, H7C 1T2

(the “Executive”);

OF THE SECOND PART

(the Company and the Executive being hereinafter singularly also referred to as a “Party” and collectively referred to as the “Parties” as the context so requires).

WHEREAS:

A.                           The Company is a non-reporting company incorporated under the laws of the Province of Quebec, Canada;

B.                           The Executive has experience in and specializes in providing companies with valuable management and development services and the Executive is the Company’s current President;

C.                            The Company is focused on developing technology and business interests related to and associated with the commercialization of its innovative electric boats and related business interests and, as a consequence thereof, the Company is hereby desirous of formally retaining the Executive as an executive of the Company, and the Executive is hereby desirous of accepting such position, in order to provide such related Services (as hereinafter defined) to the Company;

D.                            As a consequence of the Executive’s valuable role within the Company, the Parties hereby acknowledge and agree that there have been various discussions, negotiations, understandings and agreements between them relating to the terms and conditions of the Services and, correspondingly, that it is their intention by the terms and conditions of this “Executive Services Agreement” (the “Agreement”) to hereby replace, in their entirety, all such prior discussions, negotiations, understandings and agreements with respect to the Services; and

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E.                           The Parties have agreed to enter into this Agreement which replaces, in its entirety, all such prior discussions, negotiations, understandings and agreements, and, furthermore, which necessarily clarifies their respective duties and obligations with respect to the within Services to be provided hereunder, all in accordance with the terms and conditions of this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the mutual covenants and provisos herein contained, THE PARTIES AGREE AS FOLLOWS:

Article 1

INITIAL TERM AND RENEWAL

Term

1.1                           The initial term of this Agreement (the “Initial Term”) is for a period of three years commencing on April 1, 2020 (the “Effective Date”), unless such employment is terminated earlier as hereinafter provided.

1.2              Subject at all times to the provisions of Article 7 herein, this Agreement shall renew automatically if not specifically terminated in accordance with the following provisions. The Company agrees to notify the Executive in writing at least 30 calendar days prior to the end of the Initial Term of its intent not to renew this Agreement (the “Company’s Non-Renewal Notice”). Should the Company fail to provide a Company’s Non-Renewal Notice this Agreement shall automatically renew on a one-month to one-month term renewal basis after the Initial Term until otherwise specifically renewed in writing by each of the Parties for the next one-month term of renewal or, otherwise, terminated upon delivery by the Company of a corresponding and follow-up 30 calendar day Company’s Non-Renewal Notice in connection with and within 30 calendar days prior to the end of any such one-month term renewal period. Any such renewal on a one-month basis shall be on the same terms and conditions contained herein unless modified and agreed to in writing by the Parties in advance.

Article 2

TITLE REPORTING AND DUTIES

Title and Services

2.1                           Subject as otherwise herein provided, the Company hereby appoints the Executive to the office of President and Chief Executive Officer of the Company, and on and after the Effective Date the Executive will undertake and perform the duties and responsibilities normally and reasonably associated with such office. The Executive agrees that the Executive’s duties and responsibilities may be reasonably modified at the Company’s discretion from time to time. All services to be provided by the Executive hereunder are referred to as the “Services”.

2.2                           In this regard it is hereby acknowledged and agreed that the Executive shall initiate, coordinate and implement the Services as contemplated herein subject, at all times, to the final direction and supervision of the Board of Directors of the Company (the “Board of Directors”).

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2.3                          It is hereby agreed that as long as the Executive is a member of the Board of Directors, the Executive shall not vote on matters coming before the Board of Directors relating to this Agreement or other agreements relating to the relationship between the Parties. Each Party shall ensure that the Executive recuses himself with respect to Board of Directors matters consistent with this section 2.3.

Conditions

2.4                           The Executive’s employment under this Agreement is conditional upon the

Executive:

(a)	receiving and maintaining all required regulatory and governmental licences and approvals of various jurisdictions as may be required to act as the President and Chief Executive Officer of the Company; and

(b)	maintaining, in good standing, all required and recommended professional accreditation as may be deemed necessary by the Company, acting reasonably in consultation with the Executive, in order for the Executive to fulfill all Services under this Agreement

Services to Subsidiaries

2.5                            The Executive will perform the Services on behalf of the Company and its subsidiaries, accordingly:

(a)	in this Agreement the term “the Company” means the Company and all of its subsidiaries, and

(c)	in the course of performing the Services, the Executive will be required to travel.

Reporting

2.6                           The Executive will report to the Board of Directors. The Executive will report fully on the management, operations and business affairs of the Company and advise, to the best of the Executive’s ability and in accordance with reasonable business standards, on business matters that may arise from time to time.

Duties and Obligations

2.7                           The Executive acknowledges that, as a senior or executive officer of the

Company, the Executive will owe a fiduciary duty to the Company.

2.8                           The Executive will also:

(a)	devote reasonable efforts and attention to the business and affairs of the Company;

(b)	perform the Services in a competent and efficient manner and in a manner consistent with the Executive’s fiduciary obligations to the Company as a senior or executive officer thereof and in compliance with all the Company policies, and will carry out all lawful instructions and directions from time to time given to the Executive; and

(c)	promote the interests and goodwill of the Company.

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2.9                          The Executive acknowledges and agrees that all written and oral opinions, reports, advice and materials provided by the Executive to the Company in connection with the Executive’s employment and the Services hereunder are intended solely for the Company’s benefit and for the Company’s uses only, and that any such written and oral opinions, reports, advice and information are the exclusive property of the Company. In this regard the Executive covenants and agrees that the Company may utilize any such opinion, report, advice and materials for any other purpose whatsoever and, furthermore, may reproduce, disseminate, quote from and refer to, in whole or in part, at any time and in any manner, any such opinion, report, advice and materials in the Company’s sole and absolute discretion.

2.10                         The Executive warrants that the Executive shall conduct the business and other activities in a manner which is lawful and reputable and which brings good repute to the Company, the Company’s business interests and the Executive. In particular, and in this regard, the Executive specifically warrants to provide the Services in a sound and professional manner such that the same meets superior standards of performance quality within the standards of the industry or as set by the specifications of the Company. In the event that the Board of Directors has a reasonable concern that the business as conducted by the Executive is being conducted in a way contrary to law or is reasonably likely to bring disrepute to the business interests or to the Company’s or the Executive’s reputation, the Company may require that the Executive make such alterations in the Executive’s business conduct as the Board of Directors may reasonably require in its sole and absolute discretion.

2.11                        The Executive will comply with all Canadian and foreign laws, whether federal, provincial or state, applicable to the Executive’s respective duties and obligations hereunder and, in addition, hereby represents and warrants that any information which the Executive may provide to any person or company hereunder will, to the best of the Executive’s knowledge, information and belief, be accurate and complete in all material respects and not misleading, and will not omit to state any fact or information which would be material to such person or company.

Article 3

PLACE OF EMPLOYMENT

Relocation

3.1                          The Executive will provide Services based in Boisbriand, Quebec, but will, if requested by the Company, move to any place within the Montreal Metropolitan Community, as defined by the territorial portrait outlined by the Communauté métropolitaine de Montréal, where the Company currently or may in the future conduct business.

Article 4

COMPENSATION AND BENEFITS

Base Salary

4.1                            It is hereby acknowledged and agreed that the Executive shall render the Services as defined hereinabove during the Initial Term and during the continuance of this Agreement and shall thus be compensated from the Effective Date of this Agreement to the termination of the same by way of the payment by the Company to the Executive, or to the further order or direction of the Executive as the Executive may determine, in the Executive’s sole and absolute discretion, and advise the Company of prior to such payment, of the gross monthly fee of CAD$10,000.00 (the “Base Salary”). All such Base Salary will be due and payable by the Company to the Executive, or to the further order or direction of the Executive as the Executive may determine, in the Executive’s sole and absolute discretion, and advise the Company of prior to any such Base Salary payment, in a manner consistent with the general payroll practice of the Company, or at such other time and in such other manner as the Executive and the Company may agree, from time to time.

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Increase in Base Salary

4.2                         The Company will review the Base Salary payable to the Executive from time to time during the Initial Term and during the continuance of this Agreement and may, in its sole and absolute discretion, increase the Base Salary depending on the Executive’s performance of the Services and having regard to the financial circumstances of the Company.

Bonus

4.3                          It is hereby also acknowledged that the Board of Directors shall, in good faith, consider the payment of reasonable industry standard annual bonuses (each being a “Bonus”) based upon the performance of the Company and upon the achievement by the Executive and/or the Company of reasonable management objectives to be reasonably established by the Board of Directors (after reviewing proposals with respect thereto defined by the Executive and delivered to the Board of Directors by the Executive at least 30 calendar days before the beginning of the relevant year of the Company (or within 90 calendar days following the commencement of the Company’s first calendar year commencing on the Effective Date)). These management objectives shall consist of both financial and subjective goals and shall be specified in writing by the Board of Directors, and a copy shall be given to the Executive prior to the commencement of the applicable year. The payment of any such Bonus shall be payable, in the sole and absolute discretion of the Company, in cash or common shares of the Company, no later than within 120 calendar days of the ensuing year after any calendar year commencing on the Effective Date.

Stock Options

4.4                           Subject to the following and the provisions of section 4.5 hereinbelow, it is hereby acknowledged that the Board of Directors may from time to time, in its sole and absolute discretion, grant to the Executive incentive stock options (each an “Option”) to purchase a number of common shares (each an “Option Share”) of the Company, subject to the terms and conditions of the Company’s existing stock incentive plan (the “Option Plan”), and to such exercise terms and conditions as may be determined by the Board of Directors in its discretion.

4.5                           In this regard, and subject also to the following, it is hereby acknowledged and agreed that the exercise of any such Options shall be subject, at all times, to such vesting and resale provisions as may then be contained in the Company’s Option Plan and as may be finally determined by the Board of Directors, acting reasonably. In this regard, and in accordance with the terms and conditions of each final form of Company Option agreement, as the same may exist from time to time, the Parties hereby also acknowledge and agree that:

(a)	Registration of Option Shares under the Options: if required under the Securities Act, the Company will use reasonable commercial efforts to file with the United States Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 (the “Form S-8 Registration Statement”) within 90 calendar days after the date of grant of Options covering the issuance of all Option Shares of the Company underlying the then issued Options, and such Form S-8 Registration Statement shall comply with all requirements of the United States Securities Act of 1933, as amended (the “Securities Act”). In this regard the Company shall use its best efforts to ensure that the Form S-8 Registration Statement remains effective as long as such Options are outstanding, and the Executive fully understands and acknowledges that these Option Shares will be issued in reliance upon the exemption afforded under the Form S-8 Registration Statement which is available only if the Executive acquires such Option Shares for investment and not with a view to distribution. The Executive is familiar with the phrase “acquired for investment and not with a view to distribution” as it relates to the Securities Act and the special meaning given to such term in various releases of the SEC;

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(b)	Section 16 compliance: the Company shall ensure that all grants of Options are made to ensure compliance with all applicable provisions of the exemption afforded under Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Without limiting the foregoing, the Company shall, if required, have each grant of Options to the Executive approved by an independent committee of the Board of Directors and, if required, by the applicable Regulatory Authorities and the shareholders of the Company. The Company shall file, on behalf of the Executive, all reports required to filed with the SEC pursuant to the requirements of Section 16(a) under the Exchange Act and applicable rules and regulations;

(c)	Disposition of any Option Shares: the Executive further acknowledges and understands that, without in anyway limiting the acknowledgements and understandings as set forth hereinabove, the Executive agrees that the Executive shall in no event make any disposition of all or any portion of the Option Shares which the Executive may acquire hereunder unless and until:

(i)	there is then in effect a “Registration Statement” under the Securities Act covering such proposed disposition and such disposition is made in accordance with said Registration Statement; or

(ii)	(A) the Executive shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, (B) the Executive shall have furnished the Company with an opinion of the Executive’s own counsel to the effect that such disposition will not require registration of any such Option Shares under the Securities Act and (C) such opinion of the Executive’s counsel shall have been concurred in by counsel for the Company and the Company shall have advised the Executive of such concurrence; and

(d)	Payment for any Option Shares: it is hereby further acknowledged and agreed that, during the Initial Term and any continuance of this Agreement, the Executive shall be entitled to exercise any Option granted hereunder and pay for the same by way of the prior agreement of the Executive, in the Executive’s sole and absolute discretion, and with the prior knowledge of the Company, to settle any indebtedness which may be due and owing by the Company under this Agreement in payment for the exercise price of any Option Shares acquired thereunder. In this regard, and subject to further discussion as between the Company and the Executive, together with the prior approval of the Board of Directors and the establishment by the Company of a new Option Plan predicated upon the same, it is envisioned that, when the Company is in a position to afford the same, the Company may adopt certain additional “cashless exercise” provisions respecting the granting and exercise of incentive stock options during the continuance of this Agreement.

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Group Insurance and Health Benefits

4.6              It is hereby acknowledged and agreed that, during the continuance of this Agreement, the Executive shall be entitled to participate fully in each of the Company’s respective medical services plans and management and employee benefits program(s) which the Company provides, from time to time, to all senior management personnel and including, without limitation, the following benefits, if and when such benefits have been adopted by the Company (collectively, the “Group Benefits”):

(a)	group health insurance;

(b)	accidental death and dismemberment insurance and including, without limitation, travel accident insurance;

(c)	group life insurance;

(d)	short-term disability insurance;

(e)	long-term disability insurance;

(f)	drug coverage; and

(g)	dental coverage.

Payment of compensation and status as a taxable employee

4.7                           It is hereby also acknowledged and agreed that, unless otherwise agreed to in advance and in writing by the Parties, the Executive will be classified as a taxable employee of the Company for all purposes, such that all compensation which is provided by the Company to the Executive under this Agreement, or otherwise, will be calculated on a net basis and otherwise for which statutory taxes will first be deducted by the Company.

Article 5

ANNUAL VACATION

Period

5.1                           The Executive will be entitled to four weeks’ paid annual vacation per calendar year (the “Vacation”) during the Initial Term and during the continuance of this Agreement, to be taken at a time or times which are approved by the Board of Directors (such approval not to be unreasonably withheld); provided, however, taking into account the operational requirements of the Company and the need for the timely performance of the Executive’s Services; and provided, further, that such weeks shall not be taken consecutively. In this regard it is further understood hereby that the Executive’s entitlement to any such paid Vacation during any year (including the initial year) during the continuance of this Agreement will be subject, at all times, to the Executive’s entitlement to only a pro rata portion of any such paid Vacation time during any year (including the initial year) and to the effective date upon which this Agreement is terminated prior to the end of any such year for any reason whatsoever.

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Unused

5.2                           Unused vacation may not be carried over after the completion of each calendar year and any unused vacation will be paid out in cash.

Article 6

EXPENSES

Reimbursement of Expenses

6.1                           The Company will reimburse the Executive for all pre-approved and reasonable travel and other out-of-pocket expenses incurred by the Executive directly related to the performance of the Services (collectively, the “Expenses”). The Executive will account for such Expenses in accordance with the policies and directions provided by the Company from time to time.

Article 7

TERMINATION

Definitions

7.1                           In this Agreement:

(a)	“Cause” means any act, omission, behaviour, conduct or circumstance of the Executive that constitutes a serious reason for dismissal of the Executive under the laws of the Province of Quebec.

Termination by the Company for Cause

7.2                           The Company may terminate the employment of the Executive under this Agreement summarily, without any notice or any payment in lieu of notice, for Cause.

Voluntary Termination By the Executive

7.3                           The Executive may terminate the Executive’s employment under this Agreement for any reason by providing not less than 90 calendar days’ notice in writing to the Company; provided, however, that the Company may waive or abridge any notice period specified in such notice in its sole and absolute discretion.

Death of the Executive

7.4                           The employment of the Executive will terminate upon the death of the Executive.

No Payments in Certain Events

7.5                           Upon the date of the termination of the employment of the Executive:

(a)	for Cause in accordance with section 7.2 herein; or

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(b)	by the voluntary termination of employment by the Executive in accordance with section 7.3 herein;

(in each instance the “Effective Date of Termination” herein), the Executive will be entitled to compensation earned by the Executive before the Effective Date of Termination calculated pro rata up to and including the Effective Date of Termination and will not be entitled to any severance or other payments under this Agreement or otherwise.

Payments in the Event of Termination by Death

7.6                           The Company will, upon the death of the Executive during the continuance of this Agreement in accordance with section 7.4 herein (the “Effective Date of Termination” herein), provide the Executive’s estate and, if applicable, the Executive’s immediate family members, with the following:

(a)	pay to the Executive’s estate the total of:

(i)	three month’s Base Salary, less any required statutory deductions, if any;

(ii)	that portion of any then declared and/or earned or accrued Bonus, prorated to the end of the three-month period from the Effective Date of Termination, that the Board of Directors determines would likely have been paid to the Executive for the three months from the Effective Date of Termination; such determination to be made fairly and reasonably and taking into account all relevant circumstances;

(iii)	any outstanding Vacation pay as at the Effective Date of Termination; and

(iv)	any outstanding Expenses as at the Effective Date of Termination; and

(b)	subject to the Company’s then Option Plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for the Executive’s estate to then exercise any unexercised and fully vested portion of the Options on the Effective Date of Termination at any time during three months from the Effective Date of Termination.

Payments in the Event of Termination Without Cause

7.7                           The Company will, if it terminates the employment of the Executive other than for Cause or by death in accordance with sections 7.2 and 7.4 herein (in such instance on the “Effective Date of Termination” herein), provide the Executive with the following:

(a)	pay to the Executive the total of:

(i)	six month’s Base Salary, less any required statutory deductions, if any;

(ii)	that portion of any then declared and/or earned or accrued Bonus, prorated to the end of the three-month period from the Effective Date of Termination, that the Board of Directors determines would likely have been paid to the Executive for the three months from the Effective Date of Termination; such determination to be made fairly and reasonably and taking into account all relevant circumstances;

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(iii)	the present value, as determined by the Company, acting reasonably, of each of the Group Benefits described under section 4.6 herein that would have been enjoyed by the Executive during the next three months from the Effective Date of Termination assuming the Executive’s employment was not terminated and assuming the then current level of Group Benefits were continued for that three months;

(iv)	any outstanding Vacation pay as at the Effective Date of Termination; and

(v)	any outstanding Expenses as at the Effective Date of Termination;

(b)	maintain the Executive’s Group Benefits for a period of six months from the Effective Date of Termination; and

(c)	subject to the Company’s then Option Plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for the Executive to then exercise any unexercised and fully vested portion of the Options on the Effective Date of Termination at any time during three months from the Effective Date of Termination.

Executive to Provide Release

7.8                           Subject to the Company’s making the payment and maintaining the Group Benefits as provided in section 7.7 herein, the Executive will execute and deliver to the Company a full and final release of the Company, in the form provided by the Company, in respect of the Executive’s employment under this Agreement and otherwise.

Manner of Payment

7.9                           The Company may, in its sole and absolute discretion, pay the amounts referred to in sections 7.6 and 7.7 herein either in a manner consistent with the general payroll practice of the Company over the course of the relevant time period or in a lump sum payment within seven business days after receipt by the Company of the executed full and final release referred to in section 7.8 herein.

Return of Materials

7.10                         All documents and materials in any form or medium and including, but not limited to, files, forms, brochures, books, correspondence, memoranda, manuals and lists (including lists of customers, suppliers, products and prices), all equipment and accessories and again including, but not being limited to, leased automobiles, computers, computer disks, software products, cellular phones and personal digital assistants, all keys, building access cards, parking passes, credit cards, and other similar items pertaining to the business of the Company that may come into the possession or control of the Executive, will at all times remain the property of the Company and, on termination of the Executive’s employment for any reason, the Executive will promptly deliver to the Company all property of the Company in the possession of the Executive or directly or indirectly under the control of the Executive, and will not reproduce or copy any such property or other property of the Company.

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Article 8

CONFIDENTIALITY

Confidential Information

8.1                           The Executive acknowledges that:

(a)	the Executive may, during the course of employment with the Company, acquire information which is confidential in nature or of great value to the Company and its subsidiaries including, without limitation, matters or subjects concerning corporate assets, cost and pricing data, customer listing, financial reports, formulae, inventions, know-how, marketing strategies, products or devices, profit plans, research and development projects and findings, computer programs, suppliers, and trade secrets, whether in the form of records, files, correspondence, notes, data, information, or any other form, including copies or excerpts thereof (collectively, the “Confidential Information”); the disclosure of any of which to competitors, customers, clients or suppliers of the Company, unauthorized personnel of the Company or to third parties would be highly detrimental to the best interests of the Company; and

(b)	the right to maintain the confidentiality of Confidential Information, and the right to preserve the Company’s goodwill, constitute proprietary rights which the Company is entitled to protect.

8.2                           The Executive will, while employed with the Company and at all times thereafter:

(a)	hold all Confidential Information that the Executive receives in trust for the sole benefit of the Company and in strictest confidence;

(b)	protect all Confidential Information from disclosure and will not take any action that could reasonably be expected to result in any Confidential Information losing its character as Confidential Information, and will take all lawful action necessary to prevent any Confidential Information from losing its status as Confidential Information; and

(c)	neither, except as required in the course of performing duties and responsibilities under this Agreement, directly or indirectly use, publish, disseminate or otherwise disclose any Confidential Information to any unauthorized personnel of the Company or to any third party, nor use Confidential Information for any purpose other than the purposes of the Company, without the prior written consent of the Company, which consent may be withheld in the Company’s sole and absolute discretion.

8.3                           The restrictions on the Executive’s use or disclosure of all Company Information, as set forth in this Article 8, shall continue following the expiration or termination of the Executive’s employment with the Company regardless of the reasons for or manner of such termination.

8.4                           Notwithstanding section 8.2 herein, the Executive may, if and solely to the extent required by lawful subpoena or other lawful process, disclose Confidential Information but, to the extent possible, shall first notify the Company of each such requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement. The Executive will co-operate fully with the Company at the expense of the Company in seeking any such protective order.

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Article 9

NON-COMPETITION AND NON-SOLICITATION

Non-Competition and Payments for Enforcement by the Company during Standstill Period

9.1           The Executive acknowledges that the Executive’s Services under this Agreement are of special, unique and extraordinary character which give the Executive value to the Company; the loss of which cannot adequately be compensated in damages or by an action at law. In addition to, and not in limitation of any other restrictive covenant which may be binding on the Executive, the Executive shall not anywhere in the Montreal Metropolitan Community, as defined by the territorial portrait outlined by the Communauté métropolitaine de Montréal, for a period of one year after the termination of this Agreement (the “Standstill Period” herein) for any reason in any manner whatsoever:

(a)	carry on, engage in, or be concerned with or interested in; or

(b)	permit the Executive’s name or any part thereof to in any manner whatsoever to be used or connected with any business that is, or any interest in any business that is;

directly competitive with the business of the Company or any of its subsidiaries.

9.2           The Executive agrees that:

(a)	all restrictions contained in section 9.1 herein are reasonable and valid in the circumstances and all defences to the strict enforcement thereof by the Company are hereby waived by the Executive;

(b)	the remedy available to the Company at law for any breach by him of section 9.1 herein will be inadequate and that the Company, on any application to a Court, shall be entitled to temporary and permanent injunctive relief against the Executive without the necessity of proving actual damage to the Company; and

(c)	if the foregoing covenant is found to be unreasonable to any extent by a court of competent jurisdiction adjudicating upon the validity of the covenant, whether as to the scope of the restriction, the area of the restriction or the duration of the restriction, then such restriction shall be reduced to that which is in fact declared reasonable by such court, or a subsequent court of competent jurisdiction, requested to make such a declaration.

9.3           Should this Agreement be terminated for any reason (in such instance on the “Effective Date of Termination” herein) and should the Executive, during the one year Standstill Period from the Effective Date of Termination, secure a bona fide employment or consulting position outside of the Company (which the Executive evidences in writing to the Company; the “Other Position”) which may in any manner infringe the restrictions contained in section 9.1 herein, and should the Company, acting reasonably, not release the Executive from the restrictions contained in sections 9.1 and 9.2 herein in taking such Other Position, then, during the Standstill Period, and in order to compensate the Executive for not being in a position to accept the Other Position, the Company will, during the Standstill Period:

(a)	continue to pay the Executive the Base Salary; and

(b)	continue to maintain the Executive’s Group Benefits.

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Non-Solicitation

9.4          The Executive hereby agrees that the Executive will not, during the period commencing on the Effective Date hereof and ending one year following the termination or expiration of this Agreement for any reason, be a party to or abet any solicitation of customers, clients, referral services, consultants or suppliers of the Company or any of its subsidiaries, to transfer business from the Company or any of its subsidiaries to any other person, or seek in any way to persuade or entice any employee of the Company or any of its subsidiaries to leave that employment or to be a party to or abet any such action.

Article 10

OWNERSHIP OF INTELLECTUAL PROPERTY

Definitions

10.1         In this Agreement, “Inventions” means, collectively, all:

(a)	discoveries, inventions, ideas, suggestions, reports, documents, designs, technology, methodologies, compilations, concepts, procedures, processes, products, protocols, treatments, methods, tests, improvements, work product and computer programs (including all source code, object code, compilers, libraries and developer tools, and any manuals, descriptions, data files, resource files and other such materials relating thereto), and

(b)	each and every part of the foregoing;

that are conceived, developed, reduced to practice or otherwise made by the Executive either alone or with others or, in any way, relate to the present or proposed programs, services, products or business of the Company, or to tasks assigned to the Executive in connection with the Executive’s duties or in connection with any research or development carried on or planned by the Company, whether or not such Inventions are conceived, developed, reduced to practice or otherwise made during the Executive’s employment or during regular working hours and whether or not the Executive is specifically instructed to conceive, develop, reduce to practice or otherwise make same.

Exclusive Property

10.2         The Executive agrees that all Inventions, and any and all services and products which embody, emulate or employ any such Invention, shall be the sole property of the Company and all copyrights, patents, patent rights, trademarks, service marks, reproduction rights and all other proprietary title, rights and interest in and to each such Invention, whether or not registrable (collectively, the “Intellectual Property Rights”), shall belong exclusively to the Company.

Work for Hire

10.3         For purposes of all applicable copyright laws to the extent, if any, that such laws are applicable to any such Invention or any such service or product, it shall be considered a work made for hire and the Company shall be considered the author thereof.

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Disclosure

10.4         The Executive will promptly disclose to the Company, or any persons designated by it, all Inventions and all such services or products.

Assignment

10.5         The Executive hereby assigns and further agrees to, from time to time as such Inventions arise, assign to the Company or its nominee (or their respective successors or assigns) all of the Executive’s right, title and interest in and to the Inventions and the Intellectual Property

Rights without further payment by the Company.

Moral Rights

10.6         The Executive hereby waives and further agrees to, from time to time as such Inventions arise, waive for the benefit of the Company and its successors or assigns all the Executive‘s moral rights in respect of the Inventions.

Further Assistance

10.7         The Executive agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and, from time to time, enforce the Intellectual Property Rights and to the Inventions in any and all countries, and to that end will execute all documents for use in applying for, obtaining and enforcing the Intellectual Property Rights in and to such Inventions as the Company may desire, together with any assignments of such Inventions to the Company or persons designated by it. The Executive’s obligation to assist the Company in obtaining and enforcing such Intellectual Property Rights in any and all countries shall continue beyond the termination of this Agreement.

Representations and Warranties

10.8         The Executive hereby represents and warrants that the Executive is subject to no contractual or other restriction or obligation that will in any manner limit the Executive’s obligations under this Agreement or activities on behalf of the Company. The Executive hereby represents and warrants to the Company that the Executive has no continuing obligations to any person (a) with respect to any previous invention, discovery or other item of intellectual property or (b) that require the Executive not to disclose the same.

Article 11

INDEMNIFICATION AND LEGAL PROCEEDINGS

Indemnification

11.1         The Parties hereby each agree to indemnify and save harmless the other Party and including, where applicable, the other Party’s respective subsidiaries and affiliates and each of their respective directors, officers, associates, affiliates and agents (each such party being an “Indemnified Party”), harmless from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatever nature or kind and including, without limitation, any investigation expenses incurred by any Indemnified Party, to which an Indemnified Party may become subject by reason of the terms and conditions of this Agreement.

No indemnification

11.2         This indemnity will not apply in respect of an Indemnified Party in the event and to the extent that a Court of competent jurisdiction in a final judgment shall determine that the Indemnified Party was grossly negligent or guilty of wilful misconduct, or committed a gross or intentional fault.

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Claim of indemnification

11.3         The Parties agree to waive any right they might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy, security or claim payment from any other person before claiming this indemnity.

Notice of claim

11.4         In case any action is brought against an Indemnified Party in respect of which indemnity may be sought against either of the Parties (said Party then being the “Indemnitee”), the Indemnified Party will give both Parties prompt written notice of any such action of which the Indemnified Party has knowledge and the Indemnitee will undertake the investigation and defense thereof on behalf of the Indemnified Party, including the prompt employment of counsel acceptable to the Indemnified Party affected and the Indemnitee and the payment of all expenses.

Failure by the Indemnified Party to so notify shall not relieve the Indemnitee of the Indemnitee‘s obligation of indemnification hereunder unless (and only to the extent that) such failure results in a forfeiture by the Indemnitee of substantive rights or defenses.

Settlement

11.5         No admission of liability and no settlement of any action shall be made without the consent of each of the Parties and the consent of the Indemnified Party affected, such consent not to be unreasonable withheld.

Legal Proceedings

11.6         Notwithstanding that the Indemnitee will undertake the investigation and defense of any action, an Indemnified Party will have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless:

(a)	such counsel has been authorized by the Indemnitee;

(b)	the Indemnitee has not assumed the defense of the action within a reasonable period of time after receiving notice of the action;

(c)	the named parties to any such action include that any Party and the Indemnified Party shall have been advised by counsel that there may be a conflict of interest between any Party and the Indemnified Party; or

(d)	there are one or more legal defenses available to the Indemnified Party which are different from or in addition to those available to any Party.

Contribution

11.7 If for any reason other than the gross negligence, gross or intentional fault, or bad faith of the Indemnified Party being the primary cause of the loss, claim, damage, liability, cost or expense, the foregoing indemnification is unavailable to the Indemnified Party or insufficient to hold them harmless, the Indemnitee shall contribute to the amount paid or payable by the Indemnified Party as a result of any and all such losses, claim, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitee on the one hand and the Indemnified Party on the other, but also the relative fault of the Indemnitee and the Indemnified Party and other equitable considerations which may be relevant. Notwithstanding the foregoing, the Indemnitee shall in any event contribute to the amount paid or payable by the Indemnified Party, as a result of the loss, claim, damage, liability, cost or expense (other than a loss, claim, damage, liability, cost or expenses, the primary cause of which is the gross negligence, gross or intentional fault, or bad faith of the Indemnified Party), any excess of such amount over the amount of the fees actually received by the Indemnified Party hereunder.

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Article 12

ARBITRATION

Matters for arbitration

12.1         Except for matters of indemnity or in the case of urgency to prevent material harm to a substantive right or asset, the Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof. This provision shall not prejudice a Party from seeking a Court order or assistance to garnish or secure sums.

Notice

12.2         It shall be a condition precedent to the right of any Party to submit any matter to arbitration pursuant to the provisions hereof that any Party intending to refer any matter to arbitration shall have given not less than five business days’ prior written notice of its intention to do so to the other Party together with particulars of the matter in dispute. On the expiration of such five business days the Party who gave such notice may proceed to refer the dispute to arbitration as provided for herein. Except for matters of indemnity or in the case of urgency to prevent material harm to a substantive right or asset, the Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof. This provision shall not prejudice a Party from seeking a Court order or assistance to garnish or secure sums or to seek summary remedy for such matters as counsel may consider amenable to summary proceedings.

Appointments

12.3         The Party desiring arbitration shall appoint one arbitrator, and shall notify the other Party of such appointment, and the other Party shall, within five business days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within five business days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairperson of the arbitration herein provided for. If the other Party shall fail to appoint an arbitrator within five business days after receiving notice of the appointment of the first arbitrator, or if the two arbitrators appointed by the Parties shall be unable to agree on the appointment of the chairperson, such arbitrators shall be appointed in accordance with the provisions of the Quebec Code of Civil Procedure (the “Code”). Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Code. The chairperson, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place in Montreal, Quebec, for the purpose of hearing the evidence and representations of the Parties, and the chairperson shall preside over the arbitration and determine all questions of procedure not provided for by the Code or this section. After hearing any evidence and representations that the Parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the Parties. The expense of the arbitration shall be paid as specified in the award.

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Award

12.4         The Parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

Article 13

OTHER PROVISIONS

Waivers and Amendments

13.1         This Agreement may be amended, modified, superseded, cancelled, renewed or extended, only by a written agreement between the Parties. Failure or delay by either Party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition.

No Representation or Claims

13.2        The Executive agrees that the Executive has not been induced to enter into this Agreement by reason of any statement, representation, understanding or promise not expressly set out in this Agreement. The Executive has no claim against the Company arising from any Services provided by the Executive to the Company in any capacity prior to the Effective Date of this Agreement.

Governing Law

13.3         For all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of Quebec, Canada, and the federal laws of Canada applicable thereto.

Notices

13.4         Any notice or other communication or writing required or permitted to be given under this Agreement or for the purposes of this Agreement will be in writing and will be sufficiently given if delivered personally, or if transmitted by facsimile transmission (with original to follow by mail) or other form of recorded communication, tested prior to transmission, to:

(a)	if to the Company:

Riopel Marine Inc.

730 Boulevard du Curé-Boivin, Boisbriand, Quebec, Canada, J7G 2A7

Attention:      Chief Financial Officer

E-mail:          admin@electricboats.ca;

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with a copy to counsel for the Company:

Renno & Co. Inc.

Suite 400, 3 Place Ville Marie, Montreal, Quebec, Canada, H3B 2E3

Attention:      Toufic Adlouni

Fax:               (514) 545-5556

E-mail:          notifications@rennoco.com; and

(b)	if to the Executive:

Alexandre Mongeon

129 Avenue Bellevue, Laval Quebec, Canada, H7C 1T2

E-mail:             am@electricboats.ca;

or to such other address as the Party to whom such notice is to be given will have last notified the Party giving the same in the manner provided in this section. Any notice so delivered will be deemed to have been given and received on the day it is so delivered at such address; provided that such day is not a Business Day (as herein defined) then the notice will be deemed to have been given and received on the Business Day next following the day it is so delivered. Any notice so transmitted by facsimile transmission or other form of recorded communication will be deemed to have been given and received on the day of its confirmed transmission (as confirmed by the transmitting medium), provided that if such day is not a Business Day then the notice will be deemed to have been given and received on the Business Day next following such day. “Business Day” means any day that is not a Saturday, Sunday or civic or statutory holiday in the Province of Quebec, Canada.

Assignment

13.5         The Executive may not assign this Agreement or any right or obligation under it.

Severability

13.6         If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect. The Parties agree to negotiate in good faith to agree to a substitute provision which shall be as close as possible to the intention of any invalid or unenforceable provision as may be valid or enforceable.

Independent Legal Advice

13.7         The Executive acknowledges that the Company has recommended that the Executive obtain independent legal advice with respect to this Agreement, and that the Executive has had a reasonable opportunity to do so prior to executing this Agreement.

Force Majeure

13.8         If either Party is at any time either during this Agreement or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fires, wars, acts of God, earthquakes, storms, floods, explosions, accidents, protests or demonstrations by environmental lobbyists or native rights groups, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market, unavailability of equipment, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of that Party, then the time limited for the performance by that Party of its respective obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay. A Party shall within three calendar days give notice to the other Party of each event of force majeure under this section, and upon cessation of such event shall furnish the other Party with notice of that event together with particulars of the number of days by which the obligations of that Party hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

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Time of the essence

13.9         Time will be of the essence of this Agreement.

Enurement

13.10       This Agreement will enure to the benefit of and will be binding upon the Parties and their respective heirs, executors, administrators and assigns.

Further assurances

13.11       The Parties will from time to time after the execution of this Agreement make, do, execute or cause or permit to be made, done or executed, all such further and other acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

No partnership or agency

13.12       The Parties have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any Party the partner, agent or legal representative of the other Parties, nor create any fiduciary relationship between them for any purpose whatsoever.

Personal Information

13.13       The Executive acknowledges that the Company is obligated to comply with the Quebec Act Respecting the Protection of Personal Information in the Private Sector and with any other applicable legislation governing the collection, use, storage and disclosure of personal information. The Executive agrees to comply with all Company personal information protection policies and with other policies, controls and practices as they may exist, from time to time, in ensuring that the Executive and the Company engage only in lawful collection, storage, use and disclosure of personal information.

Captions

13.14       The headings, captions, Article, section and subsection numbers appearing in this Agreement are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

Counterparts

13.15       This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Language

13.16       The Parties have requested that the present Agreement be drafted in the English language. Les parties aux présentes ont exigé que cette convention soit rédigée en anglais.

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IN WITNESS WHEREOF the Parties hereto have executed this Agreement as at the Effective Date as hereinabove determined.

RIOPEL MARINE INC.,
the Company herein:

Name: Kulwant Sandher
Title: Chief Financial Officer

ALEXANDRE MONGEON

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